                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-80141


                             Prospectus Supplement
                     (To Prospectus Dated October 6, 1999)

                                 DSL.net, Inc.

                       7,200,000 shares of Common Stock
                               _________________

          This prospectus supplement relates to, should be read in conjunction with, and may not be delivered or utilized without, our prospectus dated October 6, 1999.

          The purpose of this supplement is to revise the share and per share amounts used in computing the net loss per common share for the six months ended June 30, 1999 from those included in the prospectus as a result of the exclusion of certain outstanding common shares which DSL.net had the right to repurchase under certain circumstances from certain stockholders during the period from January to April 1999. These shares had previously been included in the calculation of the share amounts. This change has no impact on DSL.net's previously reported net losses or cash flows for any period.

     The net loss per common share and pro forma net loss per common share for the six months ended June 30, 1999 (unaudited) appearing in the Summary Financial Data table on page 6 of the prospectus is amended to read as follows:

                                                                      SIX MONTHS ENDED
                                                                       JUNE 30, 1999
STATEMENT OF OPERATIONS DATA:                                           (UNAUDITED)

Net loss per common share.....................................            $(3.63)
Pro forma net loss per common share...........................             (0.29)

          The Net Loss per Common Share Data for the six months ended June 30, 1999 (unaudited) appearing in the Selected Financial and Other Data table on page 25 of the prospectus is amended to read as follows:

                                                                       SIX MONTHS ENDED
                                                                        JUNE 30, 1999
NET LOSS PER COMMON SHARE DATA:                                          (UNAUDITED)


Net loss per common share......................................          $     (3.63)
                                                                         ===========

Shares used in computing net loss per share....................            5,088,380
Pro forma net loss per common share............................                (0.29)
Shares used in computing pro forma net loss per share..........           22,741,490

          The following information for the six months ended June 30, 1999 (unaudited) appearing in the Statement of Operations on page F-4 of the prospectus is amended to read as follows:

                                                                     SIX MONTHS ENDED
                                                                      JUNE 30, 1999
                                                                       (UNAUDITED)

Net loss per share-basic and diluted.........................          $     (3.63)
                                                                       ===========
Shares used in computing net loss per share..................            5,088,380
                                                                       ===========
Pro forma net loss per common share (unaudited)..............          $     (0.29)
                                                                       ===========
Pro forma shares used in computing net loss per common share
 (unaudited).................................................           22,741,490
                                                                       ===========

                             _____________________

The date of this prospectus supplement is November 2, 1999.